Exhibit 99.6

Feldman Financial Advisors, Inc.

8804 Mirador Place

McLean, VA 22102

(202) 467-6862

Monroe Federal

Savings and Loan Association

Tipp City, Ohio

Conversion Valuation Appraisal Update

Valued as of July 18, 2024

Prepared By

Feldman Financial Advisors, Inc.

McLean, Virginia

Feldman Financial Advisors, Inc.

8804 Mirador Place

McLean, VA 22102

202-467-6862

July 18, 2024

Board of Directors

Monroe Federal Savings and Loan Association

24 East Main Street

Tipp City, Ohio 45371

Members of the Board of Directors:

At your request, we have completed and hereby provide an independent appraisal (the “Appraisal”) of the estimated pro forma market value of Monroe Federal Savings and Loan Association (“Monroe Federal” or the “Association”) as of July 18, 2024 in conjunction with the Association’s conversion (the “Conversion”) from the mutual form of organization to the stock form of organization, issuance of all of its capital stock to a newly formed stock holding company known as Monroe Federal Bancorp, Inc. (“Monroe Federal Bancorp”), and offering for sale of Monroe Federal Bancorp’s common stock to eligible depositors and borrowers of the Association, the Association’s employee stock ownership plan, and certain members of the general public in the subscription and community offering (the “Stock Offering”). This updated Appraisal is being furnished in connection with the reporting of recent operating results by the Association and a review of current thrift stock market conditions.

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and advisory firm that specializes in valuations and analyses of business enterprises and securities in the thrift, banking, and mortgage industries. The background of Feldman Financial is presented in Exhibit I. In preparing the original and updated Appraisals, we conducted an analysis of the Association that included discussions with the Association’s management and the Association’s legal counsel, Luse Gorman, PC. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information. We also reviewed, among other factors, the economy in the Association’s primary market area and compared the Association’s financial condition and operating performance with that of selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular. Our original Appraisal of Monroe Federal as of May 24, 2024 is incorporated and supplemented herein by reference.

Our Appraisal is not intended and must not be construed to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the offering. Moreover, because such valuations are necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the offering will thereafter be able to sell such shares at prices related to our estimate of the Association’s initial pro forma market value.

Feldman Financial Advisors, Inc.

Board of Directors

Monroe Federal Savings and Loan Association

July 18, 2024

Recent Financial Performance

Table 1 summarizes Monroe Federal’s key balance sheet data and Table 2 presents the balance sheet concentration ratios as of March 31, 2023 and 2024 and June 30, 2024. Table 3 summarizes the Association’s recent income statement data for the fiscal and year-to-date periods. Table 4 displayed selected financial ratios of the Association for the recent historical periods.

Table 1

Summary Balance Sheet Data

As of March 31, 2023 and 2024 and June 30, 2024

(Dollars in Thousands)

	June 30,	March 31,
	2024	2024	2023
Total assets	$147,475	$155,337	$151,441
Cash and cash equivalents	1,883	10,618	2,928
Available-for-sale securities	24,610	25,181	28,079
Restricted stock	608	515	809
Total loans, net	108,947	107,869	108,652
Bank-owned life insurance	3,518	3,491	3,390
Premises and equipment, net	5,289	5,340	5,476
Total deposits	129,304	142,092	127,296
Federal funds purchased	-	-	865
Federal Home Loan Bank advances	7,600	3,000	12,500
Total equity	8,339	8,565	8,786

Source:  Monroe Federal Savings and Loan Association, financial statements.

Monroe Federal’s total assets amounted to $147.5 million at June 30, 2024, reflecting a decrease of $7.9 million or 5.1% from total assets of $155.3 million at March 31, 2024. The decrease in assets was primarily due to a decline in cash and cash equivalents of $8.7 million and a reduction in available-for-sale securities of $572,000, which were offset partially by an increase in net total loans of $1.1 million. Cash and cash equivalents decreased by $8.7 million or 82.3% to $1.9 million at June 30, 2024 from $10.6 million at March 31, 2024. The decrease was due mainly to a decline in deposits during the quarter. Available-for-sale securities decreased $572,000 or 2.3% to $24.6 million at June 30, 2024 from $25.2 million at March 31, 2024. During the quarter ended June 30, 2024, calls, maturities, and repayments of securities totaled $433,000 and the level of unrealized losses on securities increased by $139,000.

Feldman Financial Advisors, Inc.

Board of Directors

Monroe Federal Savings and Loan Association

July 18, 2024

Table 2

Balance Sheet Concentration Ratios

As of March 31, 2023 and 2024 and June 30, 2024

(Percent of Total Assets)

	June 30,	March 31,
	2024	2024	2023
Cash and cash equivalents	1.28%	6.84%	1.93%
Available-for-sale securities	16.69	16.21	18.54
Restricted stock	0.41	0.33	0.53
Total loans, net	73.87	69.44	71.75
Bank-owned life insurance	2.39	2.25	2.24
Premises and equipment, net	3.59	3.44	3.62
Other assets	1.78	1.50	1.39
Total assets	100.00%	100.00%	100.00%

Total deposits	87.68%	91.47%	84.06%
Borrowed funds	5.15	1.93	8.83
Other liabilities	1.51	1.08	1.32
Total liabilities	94.35	94.49	94.20
Total equity	5.65	5.51	5.80
Total liabilities and equity	100.00%	100.00%	100.00%

Source:  Monroe Federal Savings and Loan Association, financial statements.

The Association’s net total loans increased by $1.1 million or 1.0% to $108.9 million at June 30, 2024 from $107.9 million at March 31, 2024. During the quarter ended June 30, 2024, loan originations totaled $2.5 million, mainly comprising $1.9 million of loans secured by one- to four-family residential real estate, $178,000 of home equity loans, $72,000 of construction and land loans, and $73,000 of commercial business loans. Consumer loan originations totaled $187,000, the majority of which were automobile loans.

During the recent quarter, residential real estate loans increased $1.3 million or 1.9% to $70.5 million at June 30, 2024 and home equity lines of credit increased $528,000 or 12.6% to $4.7 million at June 30, 2024. Commercial real estate loans decreased $333,000 or 1.4% to $23.7 million at June 30, 2024 and commercial business loans decreased $285,000 or 5.8% to $4.6 million at June 30, 2024.

Feldman Financial Advisors, Inc.

Board of Directors

Monroe Federal Savings and Loan Association

July 18, 2024

Table 3

Summary Income Statement Data

For the Years Ended March 31, 2023 and 2024

and the Three Months Ended June 30, 2023 and 2024

(Dollars in Thousands)

	Three Months Ended		Year Ended
	June 30,		March 31,
	2024	2023	2024	2023
Total interest income	$1,489	$1,398	$5,692	$4,786
Total interest expense	507	431	1,975	918
Net interest income	982	967	3,717	3,868
Provision for (recovery of) credit losses	32	-	(144)	60
Net interest income after provision	950	967	3,861	3,808

Total non-interest income	88	87	344	327
Total non-interest expense	1,197	1,045	4,194	3,708

Income (loss) before income taxes	(159)	9	11	427
Provision for income taxes (benefits)	(43)	(11)	(49)	39
Net income (loss)	$(116)	$20	$60	$388

Source:  Monroe Federal Savings and Loan Association, financial statements.

Monroe Federal’s total deposits decreased by $12.8 million or 9.0% to $129.3 million at June 30, 2024 from $142.1 million at March 31, 2024. Core deposits decreased $8.9 million or 8.9% to $90.8 million at June 30, 2024 from $99.7 million at March 31, 2024. Certificates of deposit decreased $3.9 million or 9.2% to $38.5 million at June 30, 2024 from $42.4 million at March 31, 2024. The decrease in core deposits was due primarily to a $5.1 million decrease in the deposit account held by a significant commercial customer whose account balances tend to fluctuate routinely in the ordinary course of business. The decrease in certificates of deposit was due mainly to outflows in higher-rate deposit accounts as management elected not to compete on interest rates for these accounts during the quarter.

The Association’s borrowings from the Federal Home Loan Bank (“FHLB”) totaled $7.6 million at June 30, 2024, representing an increase of $4.6 million from the $3.0 million outstanding balance at March 31, 2024. The additional borrowings were obtained primarily to fund deposit outflows during the period. These new FHLB advances totaling $4.6 million are scheduled to mature within three months from June 30, 2024.

Feldman Financial Advisors, Inc.

Board of Directors

Monroe Federal Savings and Loan Association

July 18, 2024

Table 4

Selected Financial Ratios and Other Data

As of or For the Years Ended March 31, 2023 and 2024

And As of or For the Three Months Ended June 30, 2023 and 2024

	As of or For the		As of or For the
	Three Months Ended		Year Ended
	June 30,		March 31,
	2024	2023	2024	2023
Performance Ratios
Return on average assets	-0.31%	0.05%	0.04%	0.27%
Return on average equity	-5.38%	0.94%	0.73%	4.47%
Net interest rate spread (1)	2.56%	2.49%	2.39%	2.67%
Net interest margin (2)	2.71%	2.62%	2.54%	2.75%
Non-interest expense to average assets	3.16%	2.72%	2.76%	2.55%
Efficiency ratio (3)	111.87%	99.15%	103.28%	88.39%

Capital Ratios
Average equity to average assets	5.70%	5.52%	5.38%	5.97%
Tier 1 capital to average assets	8.54%	8.52%	8.67%	8.91%
Tier 1 capital to risk-weighed assets	13.37%	12.89%	14.23%	NA
Common equity tier 1 capital to risk-weighted assets	13.37%	12.89%	14.23%	NA
Total capital to risk-weighted assets	14.20%	13.67%	14.99%	NA

Asset Quality Ratios
Non-performing loans to total loans	0.03%	0.81%	0.00%	0.58%
Non-performing assets to total assets	0.02%	0.60%	0.00%	0.42%
Allowance for credit losses to total loans	0.79%	0.80%	0.79%	0.59%
Allowance for credit losses to non-performing loans	2959.45%	99.05%	NM	100.94%
Net (charge-offs) recoveries to average loans	0.00%	0.00%	0.05%	0.04%

Other Data
Number of offices	4	4	4	4
Number of full-time employees	24	22	23	22
Number of part-time employees	5	7	7	7

(1) Difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(2) Net interest income as a percentage of average interest-earning assets.

(3) Non-interest expense divided by the sum of net interest income and non-interest income.

Source:  Monroe Federal Savings and Loan Association.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Monroe Federal Savings and Loan Association

July 18, 2024

Monroe Federal reported a net loss for the three months ended June 30, 2024 of $116,000, a decrease of $136,000 compared to net income of $20,000 for the three months ended June 30, 2023. The decrease in net income was primarily due to a $151,000 increase in non-interest expenses and a $32,000 increase in the provision for credit losses, which were offset partially by a $15,000 increase in net interest income and a $31,000 increase in the income tax benefit. The Association’s annualized return on average assets (“ROA”) declined from 0.05% in the June 2023 quarter to -0.31% for the June 2024 quarter.

Net interest income increased by $15,000 or 1.6% to $982,000 for the quarter ended June 30, 2024, compared to $967,000 for the quarter ended June 30, 2023. Total interest income increased by $91,000, while total interest expense declined by $76,000. The increase in net interest income reflected an increase in the net interest rate spread to 2.56% for the quarter ended June 30, 2024 from 2.49% for the quarter ended June 30, 2023, while the balance of average net interest-earning assets decreased $486,000 period-to-period. The net interest margin increased to 2.71% for the quarter ended June 30, 2024 from 2.62% for the quarter ended June 30, 2023.

The provision for credit losses totaled $32,000 for the three months ended June 30, 2024, compared to no provision recorded for the three months ended June 30, 2023. The allowance for credit losses on loans was $871,000 at June 30, 2024, an increase of $16,000 over the $855,000 amount at March 31, 2024. The allowance for credit losses on loans represented 0.79% of total loans at both March 31, 2024 and June 30, 2024. The allowance for credit losses on off-balance sheet commitments was $74,000 at June 30, 2024, an increase of $18,000 over the $56,000 amount at March 31, 2024. The Association’s non-performing loans totaled $29,000, or 0.03% of total loans, at June 30, 2024, compared to non-performing loans of $915,000 at June 30, 2023 and zero at March 31, 2024.

Non-interest income amounted to $88,000 for the three months ended June 30, 2024, an increase of $1,000 or 1.6% from $87,000 for the three months ended June 30, 2023. The increase was attributable primarily to a $3,000 increase in the cash surrender value of life insurance and a $2,000 increase in service fees on deposits, which were offset partially by a $4,000 decrease in other income, which was due primarily to recoveries on a check fraud loss in the June 2023 quarter. The annualized ratio of non-interest income to average assets was equal to 0.23% in the June 2023 and June 2024 quarters.

Non-interest expense increased by $151,000 or 14.5% to $1.2 million for the three months ended June 30, 2024, compared to $1.0 million for the three months ended June 30, 2023. The increase in non-interest expense was due largely to a $131,000 increase in professional services and a $27,000 increase in salaries and employee benefits. The increase in professional services expense was due primarily to an increase in audit fees as the Association’s financial statements were reaudited in connection with the planned Conversion. The increase in salaries and employee benefits was due primarily to increased staffing related to the Association’s new branch office and normal merit increases. The annualized ratio of non-interest income to average assets increased from 2.72% in the June 2023 quarter to 3.16% for the June 2024 quarter.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Monroe Federal Savings and Loan Association

July 18, 2024

Comparative Group: Recent Financial Comparisons

Exhibits 3 through 7 summarize recent financial comparisons of Monroe Federal with the public company Comparative Group for the last twelve months (“LTM”) ended March 31, 2024, the latest period of operating results available for the Comparative Group. These financial comparisons were discussed in the original Appraisal and remain applicable to our analysis. For the LTM ended March 31, 2024, Monroe Federal’s ROA was 0.04% as compared to the Comparative Group’s median ROA of -0.25%. For the LTM ended June 30, 2024, Monroe Federal’s ROA declined to -0.05% as a result of the net loss incurred for the June 2024 quarter. None of the members of the Comparative Group have yet to report operating results for the June 2024 quarter.

As was discussed in the original Appraisal, the Association’s profitability was characterized by a lower net interest margin, a lower operating expense ratio, and an unfavorably high efficiency ratio. Monroe Federal’s lower net interest margin was attributable in part to its lower equity capital ratio, which necessitates a higher level of asset funding from interest-bearing liabilities. The Association’s 5.51% ratio of total equity to total assets was below the median of 11.89% for the Comparative Group. As noted earlier, the Association’s equity ratio increased moderately to 5.65% of total assets at June 30, 2024 due to a reduction in total assets. The Association’s asset quality was similar to the Comparative Group overall.

Comparative Group: Recent Stock Price Performance

Since our original Appraisal as of May 24, 2024, market prices of bank and thrift stocks have performed with mixed results. Shares in the biggest banks have vastly outperformed smaller banks and done better than stocks overall during the past year, an outcome that analysts attribute to factors such as their scale, diverse revenue streams that are being supported by strength in capital markets, and perceived safety. The S&P 500 Stock Index and Dow Jones Industrial Average each recorded new all-time closing highs on July 16, 2024 before retreating in the next few days, and financial stocks were at the forefront of the rally.

The recent bounce in bank and thrift stocks was attributable to rising sentiment that the Federal Reserve is inching closer to reducing interest rates. Most market analysts believe that an easing of monetary policy after two years of tightening would come as a great relief for regional banks that have been struggling with the impact of high rates on their cost of funds, resulting profits, and their borrowers.

Exhibit 8 summarizes the net change of the Comparative Group’s stock prices and selected market indexes between May 24, 2024 and July 18, 2024. The S&P U.S. Broad Market Index (“BMI”) for all banks and thrifts increased by 7.1% over this interim period of eight weeks, outperforming the 4.5% advancement of the S&P 500 stock index. The NASDAQ Bank Index increased by 12.7% over this period and the S&P Midwest Banks Index increased by 10.4%.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Monroe Federal Savings and Loan Association

July 18, 2024

Overall, the Comparative Group displayed less robust performance in stock price movement over the past eight weeks with an overall change reflecting a slight median increase of 0.6% and an average increase of 4.1%. Most of the Comparative Group companies experienced minimal net change in stock prices over this period. The median price-to-book value (“P/B”) ratio for the Comparative Group increased moderately from 69.8% at May 24, 2024 to 72.7% at July 18, 2024. The median price-to-tangible book value (“P/TB”) ratio for the Comparative Group increased slightly from 72.8% at May 24, 2024 to 73.5% at July 18, 2024. The median price-to-earnings (“P/E”) ratio based on LTM core earnings for the Comparative Group was relatively unchanged at 24.0x as of May 24, 2024 and 23.8x as of July 18, 2024.

Valuation Review and Analysis

Since our original Appraisal, there has been no significant change in the Association’s financial condition. The Association reported a small profit of $60,000 for its fiscal year ended March 31, 2024. The operating results for the recent quarter ended June 30, 2024 indicated a small loss of $116,000. Although the Association’s net interest margin expanded from 2.62% in the June 2023 quarter to 2.71% in the June 2024 quarter, the improvement was offset by increases in operating expenses and the provision for credit losses. The Association’s total equity declined by $226,000 from $8.6 million at March 31, 2024 to $8.3 million at June 30, 2024. However, the equity ratio increased from 5.51% at March 31, 2024 to 5.65% at June 30, 2024 due to asset shrinkage.

Market conditions for bank and thrift stocks improved firmly as evidenced by the advances posted by the various bank stock indexes. However, the Comparative Group’s stock price movement was more lethargic as reflected by a median gain of 0.6% between May 24, 2024 and July 18, 2024. The Comparative Group’s median P/B ratio increased by 4.1% from 69.8% to 72.7% and the median P/TB ratio increased marginally by 1.0% from 72.8% to 73.5%. In our original Appraisal, we concluded that the Association’s pro forma market value should be discounted to the Comparative Group’s trading ratios due to factors related to financial condition, liquidity of the issue, and the new issue discount for a previously untraded stock security. As noted above, the Association posted a net operating loss for the recent June 2024 quarter.

We believe that Monroe Federal’s estimated pro forma market value should continue to reflect a discount to the Comparative Group as a result of the aforementioned factors. As there was no material change in the Comparative Group’s overall stock price levels, we also believe that no change in the Association’s pro forma market value is warranted. Therefore, we are reaffirming the pro forma midpoint value of $6.0 million. Based on the pro forma midpoint value of $6.0 million, the Association’s pro forma P/B and P/TB ratios are both equal to 47.8%. In comparison, the median P/B and P/TB ratios of the Comparative Group were positioned higher at 72.7% and 73.5%, respectively, based on market price data as of July 18, 2024.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Monroe Federal Savings and Loan Association

July 18, 2024

Table 5 summarizes the relative differences between the Association’s pro forma valuation ratios and the Comparative Group’s median ratios. As illustrated, the differential levels observed in the original Appraisal are similar to those evident in the current Appraisal. The Association’s pro forma midpoint P/B and P/TB ratios of 47.8% reflect a discount of 34.3% to the Comparative Group’s median P/B ratio of 72.7% and a discount of 35.0% to the Comparative Group’s median P/TB ratio of 73.5%. The Association’s pro forma minimum P/B and P/TB ratios of 43.4% reflect discounts of 34.3% and 35.0% to the Comparative Group median P/B and P/TB ratios of 72.7% and 73.5%, respectively. The Association’s pro forma maximum P/B and P/TB ratios of 51.6% reflect discounts of 29.0% and 29.8% to the Comparative Group median P/B and P/TB ratios of 72.7% and 73.5%, respectively.

Table 5

Comparative Market Valuation Ratios
at the Pro Forma Midpoint Value

(Dollars in Thousands)

	Original Appraisal					Appraisal Update
	Monroe Federal					Monroe Federal
	As of May 24, 2024					As of July 18, 2024
	Pro Forma		Comp.		Difference	Pro Forma		Comp.		Difference
	Midpoint		Group		vs. Comp.	Midpoint		Group		vs. Comp.
	$6,000		Median		Group	$6,000		Median		Group
Price / Book Ratio	47.76%		69.80%		-31.6%	47.76%		72.67%		-34.3%
Price / Tangible Book Ratio	47.76%		72.77%		-34.4%	47.76%		73.50%		-35.0%
Price / Core EPS Ratio	55.56	x	39.19	x	41.8%	55.56	x	40.01	x	38.9%

Valuation Conclusion

It is our opinion that, as of July 18, 2024, the estimated pro forma market value of the Association was within a Valuation Range of $5,100,000 to $6,900,000 with a midpoint of $6,000,000. Pursuant to applicable appraisal guidelines, the Valuation Range was based upon a decrease of 15% decrease from the midpoint value to determine the minimum value and an increase of 15% from the midpoint value to establish the maximum value. Assuming an additional increase of 15% above the maximum value would result in an adjusted maximum of $7,935,000. The pro forma midpoint value of $6.0 million is unchanged from our original Appraisal as of May 24, 2024. Based on an initial offering price of $10.00 per share, the number of shares to be sold in the Stock Offering is as follows: 510,000 at the minimum, 600,000 at the midpoint, 690,000 at the maximum, and 793,500 at the adjusted maximum.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Monroe Federal Savings and Loan Association

July 18, 2024

Exhibit 9 compares the Association’s pro forma market valuation ratios to those of the Comparative Group. Exhibit 10 displays the assumptions utilized in calculating the pro forma financial consequences of the stock offering. Exhibit 11 displays pro forma financial data at the minimum, midpoint, maximum, and adjusted maximum levels of the Valuation Range. Exhibit 12 provides more detailed data and calculations at the pro forma midpoint level of the Valuation Range. Exhibit 13 computes the percentage differences of the Association’s pro forma valuation ratios with the averages and medians reported by the Comparative Group. Exhibit 14 provides supporting data on the financial ratios and trading market valuation ratios for all publicly traded thrift institutions.

Sincerely,

Feldman Financial Advisors, Inc.

By:	Trent R. Feldman
President

By:	Peter W. L. Williams
Principal

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 1

Balance Sheets

Monroe Federal Savings and Loan Association

As of March 31, 2023 and 2024

	March 31,
	2024	2023
Assets
Cash and due from banks	$2,981,089	$1,237,490
Interest-bearing deposits in other financial institutions	7,529,609	1,690,298
Federal funds sold	107,000	-
Cash and cash equivalents	10,617,698	2,927,788

Investment securities available for sale	25,181,361	28,079,300
Restricted stock	515,000	809,100

Loans receivable	108,724,627	109,294,667
Allowance for credit losses	(855,455)	(642,336)
Net loans	107,869,172	108,652,331

Premises and equipment, net	5,339,998	5,476,482
Bank-owned life insurance	3,491,015	3,389,858
Accrued interest receivable	483,027	450,525
Deferred federal income taxes	1,300,750	1,287,628
Other assets	539,241	367,500
Total Assets	$155,337,262	$151,440,512

Liabilities and Equity
Deposits:
Demand	$48,459,382	$37,160,910
Savings and money market	51,227,399	$55,076,604
Time	42,405,531	35,058,912
Total Deposits	142,092,312	127,296,426

Federal funds purchased	-	865,000
Federal Home Loan Bank advances	3,000,000	12,500,000
Advances by borrowers for taxes and insurance	329,730	307,068
Directors plan liability	762,416	735,610
Accrued interest payable and other liabilities	588,099	950,833
Total Liabilities	146,772,557	142,654,937

Retained earnings	12,917,702	13,143,241
Accumulated other comprehensive loss	(4,352,997)	(4,357,666)
Total Equity	8,564,705	8,785,575

Total Liabilities and Equity	$155,337,262	$151,440,512

Source:  Monroe Federal Savings and Loan Association, audited financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 2
Income Statements

Monroe Federal Savings and Loan Association

For the Years Ended March 31, 2023 and 2024

	Year Ended
	March 31,
	2024	2023
Total interest income	$5,692,352	$4,786,040
Total interest expense	1,974,982	917,638
Net interest income	3,717,370	3,868,402

Provision for (recovery of) credit losses	(143,224)	60,000
Net interest income after provision	3,860,594	3,808,402

Service fees on deposits	178,094	150,732
Late charges and fees on loans	9,041	19,273
Loan servicing fees	14,748	13,279
Bank-owned life insurance	101,157	93,219
Other income	41,245	50,605
Total non-interest income	344,285	327,108

Salaries and employee benefits	2,075,798	1,902,739
Directors fees	119,698	119,000
Occupancy and equipment	557,802	381,107
Data processing fees	531,255	470,518
Franchise taxes	58,626	100,142
FDIC insurance premiums	109,773	66,516
Professional services	183,893	195,312
Advertising	93,910	55,573
Other expense	463,173	417,235
Total non-interest expense	4,193,928	3,708,142

Income before income taxes	10,951	427,368
Provision for income taxes (benefits)	(48,818)	39,119

Net income (loss)	$59,769	$388,249

Source:  Monroe Federal Savings and Loan Association, audited financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 3

General Operating Characteristics

As of March 31, 2024

									Tang.
						Total	Total	Total	Common
				No. of	IPO	Assets	Deposits	Equity	Equity
	City/State	Ticker	Exchange	Offices	Date	($000s)	($000s)	($000s)	($000s)
Monroe Federal S&LA	Tipp City, Ohio	NA	NA	4	NA	155,337	142,092	8,565	8,565

Comparative Group Average						488,033	368,035	66,908	66,395
Comparative Group Median						457,107	346,085	71,947	71,947

Comparative Group
1895 Bancorp of Wisconsin, Inc.	Greenfield, WI	BCOW	NASDAQ	6	01/08/19	564,249	399,285	71,510	71,510
Catalyst Bancorp, Inc.	Opelousas, LA	CLST	NASDAQ	6	10/12/21	282,049	169,637	81,361	81,361
Cullman Bancorp, Inc.	Cullman, AL	CULL	NASDAQ	5	10/08/09	420,730	268,438	101,333	101,333
Generations Bancorp NY, Inc.	Seneca Falls, NY	GBNY	NASDAQ	10	07/10/06	410,831	343,780	36,905	36,268
Home Federal Bancorp, Inc.	Shreveport, LA	HFBL	NASDAQ	11	01/18/05	643,026	578,881	52,550	48,285
IF Bancorp, Inc.	Watseka, IL	IROQ	NASDAQ	8	07/07/11	904,989	681,788	72,384	72,384
NSTS Bancorp, Inc.	Waukegan, IL	NSTS	NASDAQ	3	01/18/22	265,564	178,047	76,962	76,962
PB Bankshares, Inc.	Coatesville, PA	PBBK	NASDAQ	6	07/14/21	450,434	348,389	46,769	46,769
TC Bancshares, Inc.	Thomasville, GA	TCBC	NASDAQ	6	07/20/21	474,676	380,288	77,839	77,839
Texas Community Bancshares, Inc.	Mineola, TX	TCBS	NASDAQ	8	07/14/21	463,780	331,815	51,471	51,240

Source:  Monroe Federal Savings and Loan Association; S&P Global.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 4

General Financial Performance Ratios

As of or For the Last Twelve Months Ended March 31, 2024

			Total	Tang.	Net
	Total	Total	Equity/	Equity/	Interest	Effcy.	LTM	LTM	Core	Core
	Assets	Deposits	Assets	Assets	Margin	Ratio	ROA	ROE	ROA	ROE
	($000s)	($000s)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Monroe Federal S&LA	155,337	142,092	5.51	5.51	2.54	103.28	0.04	0.72	0.04	0.72

Comparative Group Average	488,033	368,035	15.76	15.68	2.81	94.09	(0.33)	(1.23)	0.03	0.77
Comparative Group Median	457,107	346,085	11.89	11.86	2.78	90.69	(0.25)	(2.51)	0.19	1.55

All Public Thrift Average	5,855,098	4,154,118	13.35	12.59	2.99	80.26	0.24	2.19	0.51	4.40
All Public Thrift Median	1,590,144	1,215,787	11.96	11.19	2.83	76.45	0.39	2.84	0.47	3.78

Comparative Group
1895 Bancorp of Wisconsin, Inc.	564,249	399,285	12.67	12.67	2.30	110.86	(1.23)	(9.47)	(0.59)	(4.56)
Catalyst Bancorp, Inc.	282,049	169,637	28.85	28.85	3.08	91.82	(1.53)	(4.97)	0.16	0.51
Cullman Bancorp, Inc.	420,730	268,438	24.09	24.09	3.77	71.13	0.88	3.61	0.88	3.61
Generations Bancorp NY, Inc.	410,831	343,780	8.98	8.84	2.19	118.16	(0.48)	(5.31)	(0.53)	(5.87)
Home Federal Bancorp, Inc.	643,026	578,881	8.17	7.56	3.20	73.92	0.64	8.23	0.68	8.75
IF Bancorp, Inc.	904,989	681,788	8.00	8.00	2.13	89.56	0.22	2.76	0.22	2.76
NSTS Bancorp, Inc.	265,564	178,047	28.98	28.98	2.65	119.01	(1.70)	(5.55)	(1.15)	(3.75)
PB Bankshares, Inc.	450,434	348,389	10.38	10.38	2.85	78.34	0.43	3.74	0.44	3.78
TC Bancshares, Inc.	474,676	380,288	16.40	16.40	3.21	98.62	(0.01)	(0.05)	(0.01)	(0.05)
Texas Community Bancshares, Inc.	463,780	331,815	11.10	11.05	2.70	89.51	(0.55)	(5.33)	0.27	2.59

Source:  Monroe Federal Savings and Loan Association; S&P Global.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 5

Income and Expense Analysis

For the Last Twelve Months Ended March 31, 2024

	As a Percent of Average Assets
			Net	Other	Gains &	Prov.	Gen. &	Intang.		Pre-tax
	Interest	Interest	Interest	Oper.	Non-rec.	Credit	Admin.	Amort.	Non-rec.	Core
	Income	Expense	Income	Income	Income	Losses	Expense	Expense	Expense	Earnings
Monroe Federal S&LA	3.74	1.30	2.45	0.23	0.00	(0.09)	2.76	0.00	0.00	0.01

Comparative Group Average	4.39	1.73	2.66	0.38	(0.41)	0.07	2.82	0.03	0.03	0.15
Comparative Group Median	4.54	1.84	2.68	0.42	(0.00)	0.05	2.84	0.00	0.00	0.21

All Public Thrift Average	4.65	1.91	2.83	0.49	(0.14)	0.07	2.57	0.08	0.05	0.68
All Public Thrift Median	4.61	1.85	2.73	0.34	0.00	0.04	2.48	0.01	0.00	0.54

Comparative Group
1895 Bancorp of Wisconsin, Inc.	4.04	1.83	2.21	0.44	(0.80)	0.04	2.93	0.00	0.00	(0.33)
Catalyst Bancorp, Inc.	3.90	0.96	2.94	0.48	(1.91)	0.05	3.17	0.00	0.23	0.20
Cullman Bancorp, Inc.	4.77	1.22	3.55	0.42	0.00	0.05	2.82	0.00	0.00	1.09
Generations Bancorp NY, Inc.	4.19	2.19	2.00	0.42	0.28	0.17	2.86	0.21	0.00	(0.61)
Home Federal Bancorp, Inc.	4.80	1.77	3.03	0.30	0.00	0.04	2.52	0.05	0.00	0.76
IF Bancorp, Inc.	4.47	2.42	2.05	0.48	0.00	0.04	2.27	0.00	0.00	0.22
NSTS Bancorp, Inc.	3.22	0.77	2.45	0.31	(0.70)	(0.03)	3.29	0.00	0.00	(0.49)
PB Bankshares, Inc.	4.98	2.21	2.76	0.20	(0.00)	0.27	2.32	0.00	0.00	0.38
TC Bancshares, Inc.	4.90	1.85	3.05	0.24	0.00	0.00	3.25	0.00	0.00	0.03
Texas Community Bancshares, Inc.	4.61	2.02	2.60	0.46	(0.94)	0.08	2.72	0.03	0.06	0.26

Source:  Monroe Federal Savings and Loan Association; S&P Global.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 6

Balance Sheet Composition

 As of March 31, 2024

	As a Percent of Total Assets
	Cash and	Net	Real Est.	Intang.	Other	Total	Borrowed	Other	Total	Total
	Securities	Loans	Owned	Assets	Assets	Deposits	Funds	Liabs.	Liabs.	Equity
Monroe Federal S&LA	23.38	69.44	0.00	0.00	7.18	91.47	1.93	1.08	94.49	5.51

Comparative Group Average	24.90	68.98	0.02	0.09	6.02	73.98	9.10	1.16	84.24	15.76
Comparative Group Median	23.35	72.54	0.00	0.00	5.43	73.44	10.56	1.00	88.11	11.89

All Public Thrift Average	20.39	74.08	0.06	0.77	4.94	73.60	11.82	1.34	86.81	13.35
All Public Thrift Median	16.96	76.28	0.00	0.05	4.87	75.15	10.43	1.21	88.06	11.96

Comparative Group
1895 Bancorp of Wisconsin, Inc.	24.44	69.87	0.00	0.00	5.68	70.76	14.18	2.38	87.33	12.67
Catalyst Bancorp, Inc.	41.45	50.14	0.08	0.00	8.33	60.14	10.43	0.58	71.15	28.85
Cullman Bancorp, Inc.	11.49	81.62	0.00	0.00	6.89	63.80	10.70	1.42	75.91	24.09
Generations Bancorp NY, Inc.	10.72	80.15	0.00	0.16	8.97	83.68	6.20	1.14	91.02	8.98
Home Federal Bancorp, Inc.	16.82	77.94	0.00	0.66	4.58	90.02	1.46	0.35	91.83	8.17
IF Bancorp, Inc.	24.03	71.09	0.00	0.00	4.88	75.34	15.41	1.25	92.00	8.00
NSTS Bancorp, Inc.	44.70	47.87	0.00	0.00	7.43	67.04	1.88	2.09	71.02	28.98
PB Bankshares, Inc.	22.67	73.99	0.00	0.00	3.33	77.35	11.47	0.81	89.62	10.38
TC Bancshares, Inc.	15.72	79.41	0.00	0.00	4.87	80.12	2.75	0.73	83.60	16.40
Texas Community Bancshares, Inc.	36.96	57.68	0.12	0.05	5.18	71.55	16.50	0.86	88.90	11.10

Source:  Monroe Federal Savings and Loan Association; S&P Global.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 7

Growth Rates, Credit Risk, and Loan Composition

As of or For the Last Twelve Months Ended March 31, 2024

						Loan	Loan	Resid.	Other	Non-
	Asset	Loan	Deposit	NPLs(1)/	NPAs(1)/	Loss	Loss	Real Est.	Real Est.	Real Est.
	Growth	Growth	Growth	Total	Total	Allow./	Allow./	Loans(2)/	Loans/	Loans/
	Rate	Rate	Rate	Loans	Assets	NPLs(1)	Loans	Loans	Loans	Loans
	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Monroe Federal S&LA	2.57	(0.72)	11.62	0.32	0.22	245.69	0.78	67.27	26.60	6.13

Comparative Group Average	5.03	8.63	3.97	0.47	0.35	269.62	1.08	45.96	32.43	21.61
Comparative Group Median	3.94	7.72	2.68	0.40	0.31	323.99	1.00	44.87	34.52	21.40

All Public Thrift Average	5.16	8.03	3.94	0.50	0.43	250.50	1.04	34.25	43.42	22.33
All Public Thrift Median	3.71	6.05	1.68	0.40	0.33	228.03	0.98	30.39	51.09	18.52

Comparative Group
1895 Bancorp of Wisconsin, Inc.	2.30	7.52	7.34	0.37	0.26	336.29	0.92	24.95	58.89	16.16
Catalyst Bancorp, Inc.	2.24	8.27	(5.61)	1.01	0.60	142.33	1.44	55.50	16.86	27.64
Cullman Bancorp, Inc.	0.77	3.19	(2.90)	0.61	0.50	140.24	0.85	51.65	31.21	17.14
Generations Bancorp NY, Inc.	5.56	6.78	2.00	0.99	0.80	92.42	0.92	50.91	4.49	44.61
Home Federal Bancorp, Inc.	(6.26)	2.79	(5.78)	0.29	0.23	332.45	0.97	36.90	37.83	25.27
IF Bancorp, Inc.	7.36	11.20	(1.41)	0.00	0.00	NM	1.19	26.48	50.20	23.32
NSTS Bancorp, Inc.	2.31	22.77	3.36	0.18	0.09	496.62	0.92	89.03	5.21	5.76
PB Bankshares, Inc.	14.60	7.93	17.92	0.40	0.30	334.21	1.32	28.84	57.78	13.38
TC Bancshares, Inc.	10.46	12.93	13.21	0.40	0.32	323.99	1.28	38.84	39.35	21.81
Texas Community Bancshares, Inc.	10.95	2.94	11.54	0.46	0.39	228.03	1.04	56.56	22.45	20.99

(1) Includes accruing troubled debt restructurings.

(2) Includes home equity and second mortgage loans.

Source:  Monroe Federal Savings and Loan Association; S&P Global.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 8

Comparative Group Market Price and Ratio Change

Market Price Data as of May 24, 2024 and July 18, 2024

	5/24/24	7/18/24		5/24/24	7/18/24		5/24/24	7/18/24		5/24/24	7/18/24
	Closing	Closing		Price/	Price/		Price/	Price/		Price/	Price/
	Stock	Stock		Core	Core		Book	Book		Tang.	Tang.
	Price	Price	Change	EPS	EPS	Change	Value	Value	Change	Book	Book	Change
Company	($)	($)	(%)	(x)	(x)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Comparative Group Median	NA	NA	0.6	23.95	23.79	(0.7)	69.80	72.67	4.1	72.77	73.50	1.0
Comparative Group Average	NA	NA	4.1	39.19	40.01	2.1	71.20	73.94	3.9	71.95	74.69	3.8

Comparative Group
1895 Bancorp of Wisconsin, Inc.	7.35	8.76	19.2	NM	NM	NM	61.79	73.65	19.2	61.79	73.65	19.2
Catalyst Bancorp, Inc.	11.69	11.88	1.6	125.33	127.37	1.6	65.49	66.56	1.6	65.49	66.56	1.6
Cullman Bancorp, Inc.	10.22	10.00	(2.2)	20.45	20.00	(2.2)	73.30	71.70	(2.2)	73.30	71.70	(2.2)
Generations Bancorp NY, Inc.	10.50	10.50	0.0	NM	NM	NM	63.78	63.76	(0.0)	64.90	64.88	(0.0)
Home Federal Bancorp, Inc.	11.25	11.26	0.1	7.78	7.79	0.1	67.33	67.39	0.1	73.28	73.35	0.1
IF Bancorp, Inc.	16.75	16.75	0.0	27.46	27.46	0.0	77.59	77.59	0.0	77.59	77.59	0.0
NSTS Bancorp, Inc.	9.55	10.05	5.2	NM	NM	NM	65.96	69.41	5.2	65.96	69.41	5.2
PB Bankshares, Inc.	12.85	15.02	16.9	17.22	20.13	16.9	72.26	84.46	16.9	72.26	84.46	16.9
TC Bancshares, Inc.	13.90	13.81	(0.6)	NM	NM	NM	77.16	76.66	(0.6)	77.16	76.66	(0.6)
Texas Community Bancshares, Inc.	14.10	14.25	1.1	36.90	37.29	1.1	87.33	88.26	1.1	87.72	88.66	1.1

Index Values
S&P 500 Stock Index	5,307.7	5,544.5	4.5
S&P Broad Market Index Banks	172.1	184.4	7.1
NASDAQ Bank Index	3,700.5	4,169.2	12.7
S&P Midwest Banks Index	600.6	663.1	10.4

Source:  S&P Global.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 9

Comparative Pro Forma Market Valuation Analysis

Computed from Market Price Data as of July 18, 2024

	Current	Total	Price/	Price/	Price/	Price/	Price/	Total	Tang.	Current
	Stock	Market	LTM	Core	Book	Tang.	Total	Equity/	Equity/	Dividend
	Price	Value	EPS	EPS	Value	Book	Assets	Assets	Assets	Yield
Company	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)	(%)	(%)
Monroe Federal Bancorp, Inc.(1)
Pro Forma Minimum	10.00	5.1	55.56	55.56	43.38	43.38	3.22	7.42	7.42	0.00
Pro Forma Midpoint	10.00	6.0	55.56	55.56	47.76	47.76	3.77	7.89	7.89	0.00
Pro Forma Maximum	10.00	6.9	58.82	58.82	51.60	51.60	4.31	8.35	8.35	0.00
Pro Forma Adjusted Maximum	10.00	7.9	58.82	58.82	55.46	55.46	4.93	8.88	8.88	0.00

Comparative Group Average	NA	46.6	19.01	40.01	73.94	74.69	11.45	15.76	15.68	0.99
Comparative Group Median	NA	49.0	20.15	23.79	72.67	73.50	9.56	11.89	11.86	0.36

All Public Thrift Average(2)	NA	508.4	17.70	15.97	83.38	92.51	10.19	13.35	12.59	1.62
All Public Thrift Median(2)	NA	143.2	14.05	13.20	76.99	80.88	9.47	11.96	11.19	1.06

Comparative Group
1895 Bancorp of Wisconsin, Inc.	8.76	48.7	NM	NM	73.65	73.65	9.33	12.67	12.67	0.00
Catalyst Bancorp, Inc.	11.88	53.6	NM	127.37	66.56	66.56	19.20	28.85	28.85	0.00
Cullman Bancorp, Inc.	10.00	69.6	20.00	20.00	71.70	71.70	17.27	24.09	24.09	1.20
Generations Bancorp NY, Inc.	10.50	24.4	NM	NM	63.76	64.88	5.73	8.98	8.84	0.00
Home Federal Bancorp, Inc.	11.26	34.0	8.28	7.79	67.39	73.35	5.51	8.17	7.56	4.44
IF Bancorp, Inc.	16.75	53.8	27.46	27.46	77.59	77.59	6.21	8.00	8.00	2.39
NSTS Bancorp, Inc.	10.05	49.3	NM	NM	69.41	69.41	20.12	28.98	28.98	0.00
PB Bankshares, Inc.	15.02	36.7	20.30	20.13	84.46	84.46	8.77	10.38	10.38	0.00
TC Bancshares, Inc.	13.81	53.7	NM	NM	76.66	76.66	12.57	16.40	16.40	0.73
Texas Community Bancshares, Inc.	14.25	42.3	NM	37.29	88.26	88.66	9.80	11.10	11.05	1.12

(1)	Assumes Conversion is completed at an estimated pro forma market value of $5.1 million at the minimum, $6.0 million at the midpoint, $6.9 million at the maximum and $7.9 million at the adjusted maximum.
(2)	All public thrifts traded on a major exchange, excluding mutual holding companies and companies being acquired in announced merger transactions.

Source:  Monroe Federal Savings and Loan Association; S&P Global; Feldman Financial Advisors, Inc.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 10

Pro Forma Assumptions for the Conversion Stock Offering

1.	The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.

2.	The net offering proceeds are invested to yield a return of 4.21%, which represented the yield on five-year U.S. Treasury securities at March 31, 2024. The effective income tax rate was assumed to be 21.0%, resulting in a net after-tax yield of 3.33%.

3.	It is assumed that 7.0% of the total shares of common stock to be sold in the Conversion will be acquired by the Association’s employee stock ownership plan (“ESOP”). Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP. The annual expense is estimated based on a 20-year loan to the ESOP from the Association. No re-investment is assumed on proceeds used to fund the ESOP.

4.	It is assumed that that the Association’s restricted stock plan (“RSP”) will purchase in the open market a number of shares equal to 3.0% of the total shares sold in the Conversion. Also, it is assumed that these shares are acquired at the initial public offering price of $10.00 per share. Pro forma adjustments have been made to earnings and equity to reflect the impact of the RSP. The annual expense is estimated based on a five-year vesting period. No re-investment is assumed on proceeds used to fund the RSP.

5.	It is assumed that an additional 10.0% of the total shares sold in the Stock Offering will be reserved for issuance by the Association’s stock option plan. The pro forma net income has been adjusted to reflect the expense associated with the granting of options at an assumed options value of $4.30 per option. It is further assumed that options for all shares reserved under the plan were granted to plan participants at the beginning of the period and 25.0% were non-qualified options for income tax purposes, the options would vest at a rate of 20.0% per year, and compensation expense will be recognized on a straight-line basis over the five-year vesting period

6.	The fair value of stock options has been estimated at $4.30 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0.00%; an expected option life of 10 years; a risk-free interest rate of 4.20%; and a volatility rate of 21.43% based on a selected banking stock index.

7.	Total offering expenses are estimated at $1,400,000.

8.	No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the Stock Offering.

9.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 11
Monroe Federal Savings and Loan Association
Pro Forma Conversion Valuation Range
Historical Financial Data as of March 31, 2024
(Dollars in Thousands, Except Per Share Data)

Minimum	Midpoint	Maximum	Adj. Max.
Shares sold in the offering	510,000	600,000	690,000	793,500
Offering price	$10.00	$10.00	$10.00	$10.00
Gross offering proceeds	$5,100	$6,000	$6,900	$7,935
Less: estimated offering expenses	(1,400)	(1,400)	(1,400)	(1,400)
Net offering proceeds	3,700	4,600	5,500	6,535
Less: ESOP purchase	(357)	(420)	(483)	(555)
Less: RSP purchase	(153)	(180)	(207)	(238)
Net investable proceeds	$3,190	$4,000	$4,810	$5,742
Net income - LTM ended 3/31/24	$60	$60	$60	$60
Pro forma income on net proceeds	106	133	160	191
Pro forma ESOP adjustment	(14)	(17)	(19)	(22)
Pro forma RSP adjustment	(24)	(28)	(33)	(38)
Pro forma stock option adjustment	(42)	(49)	(56)	(65)
Pro forma net income	$86	$99	$112	$126
Pro forma earnings per share	$0.18	$0.18	$0.17	$0.17
Core earnings - LTM ended 3/31/24	$60	$60	$60	$60
Pro forma income on net proceeds	106	133	160	191
Pro forma ESOP adjustment	(14)	(17)	(19)	(22)
Pro forma RSP adjustment	(24)	(28)	(33)	(38)
Pro forma stock option adjustment	(42)	(49)	(56)	(65)
Pro forma core earnings	$86	$99	$112	$126
Pro forma core earnings per share	$0.18	$0.18	$0.17	$0.17
Total equity - 3/31/24	$8,565	$8,565	$8,565	$8,565
Net offering proceeds	3,700	4,600	5,500	6,535
Less: ESOP purchase	(357)	(420)	(483)	(555)
Less: RSP purchase	(153)	(180)	(207)	(238)
Pro forma total equity	$11,755	$12,565	$13,375	$14,307
Pro forma book value	$23.05	$20.94	$19.38	$18.03
Tangible equity - 3/31/24	$8,565	$8,565	$8,565	$8,565
Net offering proceeds	3,700	4,600	5,500	6,535
Less: ESOP purchase	(357)	(420)	(483)	(555)
Less: RSP purchase	(153)	(180)	(207)	(238)
Pro forma tangible equity	$11,755	$12,565	$13,375	$14,307
Pro forma tangible book value	$23.05	$20.94	$19.38	$18.03
Total assets - 3/31/24	$155,337	$155,337	$155,337	$155,337
Net offering proceeds	3,700	4,600	5,500	6,535
Less: ESOP purchase	(357)	(420)	(483)	(555)
Less: RSP purchase	(153)	(180)	(207)	(238)
Pro forma total assets	$158,527	$159,337	$160,147	$161,079
Pro Forma Ratios:
Price / Book Value	43.38%	47.76%	51.60%	55.46%
Price / Tangible Book Value	43.38%	47.76%	51.60%	55.46%
Price / LTM Earnings Per Share	55.56	x	55.56	x	58.82	x	58.82	x
Price / Core Earnings Per Share	55.56	x	55.56	x	58.82	x	58.82	x
Price / Total Assets	3.22%	3.77%	4.31%	4.93%
Total Equity / Assets	7.42%	7.89%	8.35%	8.88%
Tangible Equity / Assets	7.42%	7.89%	8.35%	8.88%

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 12
Pro Forma Conversion Analysis at the Midpoint Value
Monroe Federal Savings and Loan Association
Historical Financial Data as of March 31, 2024

Valuation Parameters	Symbol	Data
Net income -- LTM	Y	$60,000
Core earnings -- LTM	Y	60,000
Net worth	B	8,565,000
Tangible net worth	B	8,565,000
Total assets	A	155,337,000
Expenses in conversion	X	1,400,000
Other proceeds not reinvested	O	600,000
ESOP purchase	E	420,000
ESOP expense (pre-tax)	F	21,519
RSP purchase	M	180,000
RSP expense (pre-tax)	N	35,443
Stock option expense (pre-tax)	Q	51,600
Option expense tax-deductible	D	25.00%
Re-investment rate (after-tax)	R	3.33%
Tax rate	T	21.00%
Shares for EPS	S	93.35%

Pro Forma Valuation Ratios at Midpoint Value
Price / LTM EPS	P/E	55.56	x
Price / Core EPS	P/E	55.56	x
Price / Book Value	P/B	47.76%
Price / Tangible Book	P/TB	47.76%
Price / Assets	P/A	3.77%

Pro Forma Calculation at Midpoint Value					Based on

V	=	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T)))	=	$6,000,000	[LTM earnings]
		1 - (P/E / S) * R

V	=	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T))	=	$6,000,000	[Core earnings]
		1 - (P/E / S) * R

V	=	P/B * (B - X - E - M )	=	$6,000,000	[Book value]
		1 - P/B

V	=	P/TB * (B - X - E - M )	=	$6,000,000	[Tangible book]
		1 - P/TB

V	=	P/A * (A - X - E - M )	=	$6,000,000	[Total assets]
		1 - P/A

Pro Forma						Valuation
Valuation Range						Range
Minimum	=	$6,000,000	x	0.8500	=	$5,100,000
Midpoint	=	$6,000,000	x	1.0000	=	$6,000,000
Maximum	=	$6,000,000	x	1.1500	=	$6,900,000
Adj. Max.	=	$6,900,000	x	1.1500	=	$7,935,000

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 13

Comparative Valuation Ratio Analysis

Pro Forma Conversion Valuation

Computed from Market Price Data as of July 18, 2024

		Monroe	Comparative		All Public
Valuation		Federal	Group		Thrifts (1)
Ratio	Symbol	Bancorp	Average	Median	Average	Median
Price / LTM EPS	P/E		19.01	20.15	17.70	14.05
Minimum	(x)	55.56	192.3%	175.7%	213.9%	295.4%
Midpoint		55.56	192.3%	175.7%	213.9%	295.4%
Maximum		58.82	209.5%	191.9%	232.4%	318.7%
Adjusted Maximum		58.82	209.5%	191.9%	232.4%	318.7%

Price / Core EPS	P/E		40.01	23.79	15.97	13.20
Minimum	(x)	55.56	38.9%	133.5%	247.8%	320.8%
Midpoint		55.56	38.9%	133.5%	247.8%	320.8%
Maximum		58.82	47.0%	147.2%	268.3%	345.6%
Adjusted Maximum		58.82	47.0%	147.2%	268.3%	345.6%

Price / Book Value	P/B		73.94	72.67	83.38	76.99
Minimum	(%)	43.38	-41.3%	-40.3%	-48.0%	-43.7%
Midpoint		47.76	-35.4%	-34.3%	-42.7%	-38.0%
Maximum		51.60	-30.2%	-29.0%	-38.1%	-33.0%
Adjusted Maximum		55.46	-25.0%	-23.7%	-33.5%	-28.0%

Price / Tangible Book	P/TB		74.69	73.50	92.51	80.88
Minimum	(%)	43.38	-41.9%	-41.0%	-53.1%	-46.4%
Midpoint		47.76	-36.1%	-35.0%	-48.4%	-41.0%
Maximum		51.60	-30.9%	-29.8%	-44.2%	-36.2%
Adjusted Maximum		55.46	-25.7%	-24.5%	-40.0%	-31.4%

Price / Total Assets	P/A		11.45	9.56	10.19	9.47
Minimum	(%)	3.22	-71.9%	-66.4%	-68.4%	-66.0%
Midpoint		3.77	-67.1%	-60.6%	-63.1%	-60.2%
Maximum		4.31	-62.4%	-55.0%	-57.7%	-54.5%
Adjusted Maximum		4.93	-57.0%	-48.5%	-51.7%	-48.0%

(1) Excludes companies subject to mutual holding company ownership or pending acquisition.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 14

Financial and Market Data for All Public Thrifts

				Total	Tang.			Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	Equity/	Equity/	LTM	LTM	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	Assets	Assets	ROA	ROE	7/18/24	Value	EPS	EPS	Value	Book	Assets	Yield
Company	State	Ticker	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)
All Public Thrifts (1)
1895 Bancorp of Wisconsin, Inc.	WI	BCOW	564	12.67	12.67	(1.23)	(9.47)	8.76	48.7	NM	NM	73.6	73.6	9.33	0.00
Affinity Bancshares, Inc.	GA	AFBI	870	14.18	12.33	0.70	5.06	21.15	135.8	23.0	22.4	110.1	129.3	15.61	0.00
Axos Financial, Inc.	NV	AX	22,642	9.70	9.12	2.07	21.71	69.81	4,065.2	9.5	10.9	181.4	194.2	17.60	0.00
Blue Foundry Bancorp	NJ	BLFY	2,028	17.27	17.25	(0.44)	(2.49)	10.56	231.3	NM	NM	72.3	72.4	12.48	0.00
Broadway Financial Corporation	CA	BYFC	1,370	20.54	18.89	0.22	0.99	4.87	29.7	16.2	NM	33.4	42.4	3.59	0.00
BV Financial, Inc.	MD	BVFL	893	22.60	21.25	1.47	8.12	13.25	150.6	11.0	11.0	74.7	80.9	16.89	0.00
Capitol Federal Financial, Inc.	KS	CFFN	9,721	10.54	10.45	(1.14)	(11.00)	6.25	813.3	NM	17.0	80.9	81.7	8.53	5.42
Carver Bancorp, Inc.	NY	CARV	757	5.59	5.59	(0.40)	(7.04)	1.54	7.7	NM	NM	38.5	38.5	1.08	0.00
Catalyst Bancorp, Inc.	LA	CLST	282	28.85	28.85	(1.53)	(4.97)	11.88	53.6	NM	NM	66.6	66.6	19.20	0.00
Central Plains Bancshares, Inc.	NE	CPBI	463	16.90	NA	0.85	8.32	10.67	44.2	4.9	4.9	56.3	NA	9.51	0.00
Cullman Bancorp, Inc.	AL	CULL	421	24.09	24.09	0.88	3.61	10.00	69.6	20.0	20.0	71.7	71.7	17.27	1.20
ECB Bancorp, Inc.	MA	ECBK	1,303	12.72	12.72	0.34	2.53	12.90	121.2	26.3	26.7	71.9	71.9	9.15	0.00
ESSA Bancorp, Inc.	PA	ESSA	2,191	10.20	9.63	0.83	8.10	19.67	189.9	10.6	10.5	89.2	95.0	9.10	3.00
First Northwest Bancorp	WA	FNWB	2,240	7.17	7.12	(0.04)	(0.58)	10.22	89.2	NM	16.7	60.1	60.5	4.31	2.75
First Seacoast Bancorp, Inc.	NH	FSEA	576	11.23	11.19	(2.19)	(17.59)	9.18	42.8	NM	NA	72.0	72.3	8.09	0.00
FS Bancorp, Inc.	WA	FSBW	2,970	9.36	8.74	1.24	14.14	40.58	322.9	8.9	7.0	114.0	122.8	10.67	2.58
Generations Bancorp NY, Inc.	NY	GBNY	411	8.98	8.84	(0.48)	(5.31)	10.50	24.4	NM	NM	63.8	64.9	5.73	0.00
HarborOne Bancorp, Inc.	MA	HONE	5,862	9.85	8.92	0.28	2.71	12.64	540.9	34.2	21.7	98.6	110.1	9.71	2.47
Hingham Institution for Savings	MA	HIFS	4,521	9.23	9.23	0.48	5.00	218.21	477.5	23.2	NM	114.0	114.0	10.52	1.15
Home Federal Bancorp, Inc.	LA	HFBL	643	8.17	7.56	0.64	8.23	11.26	34.0	8.3	7.8	67.4	73.3	5.51	4.44
IF Bancorp, Inc.	IL	IROQ	905	8.00	8.00	0.22	2.76	16.75	53.8	27.5	27.5	77.6	77.6	6.21	2.39
Kearny Financial Corp.	NJ	KRNY	7,842	10.83	8.34	0.19	1.81	6.75	436.8	27.0	14.4	51.2	68.4	5.55	6.27
Magyar Bancorp, Inc.	NJ	MGYR	929	11.59	11.59	0.85	7.35	11.95	79.1	10.0	10.0	73.3		8.50	1.67
New York Community Bancorp, Inc.	NY	NYCB	112,900	7.43	6.95	(2.08)	(23.16)	11.09	4,018.9	NM	NM	37.7	40.7	2.65	1.05
Northeast Community Bancorp, Inc.	NY	NECB	1,867	15.48	15.48	2.75	16.80	20.56	245.0	6.4	6.4	100.1	100.1	15.49	1.92
Northfield Bancorp, Inc.	NJ	NFBK	5,852	11.94	11.31	0.57	4.66	11.56	526.4	15.4	15.4	73.6	78.2	8.78	4.38
NSTS Bancorp, Inc.	IL	NSTS	266	28.98	28.98	(1.70)	(5.55)	10.05	49.3	NM	NM	69.4	69.4	20.12	0.00
PB Bankshares, Inc.	PA	PBBK	450	10.38	10.38	0.43	3.74	15.02	36.7	20.3	20.1	84.5	84.5	8.77	0.00
Ponce Financial Group, Inc.	NY	PDLB	2,819	17.51	17.51	0.20	1.11	9.82	223.6	39.3	NA	87.0	87.0	9.01	0.00
Provident Bancorp, Inc.	MA	PVBC	1,659	13.70	13.70	0.83	6.34	11.09	200.2	13.2	13.2	86.2	86.2	11.81	0.00

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 14 (continued)

Financial and Market Data for All Public Thrifts

				Total	Tang.			Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	Equity/	Equity/	LTM	LTM	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	Assets	Assets	ROA	ROE	7/18/24	Value	EPS	EPS	Value	Book	Assets	Yield
Company	State	Ticker	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)
Provident Financial Holdings, Inc.	CA	PROV	1,290	10.04	10.04	0.56	5.51	12.59	87.9	12.1	12.1	67.0	67.0	6.73	4.38
Provident Financial Services, Inc.	NJ	PFS	14,131	12.00	9.06	0.86	7.22	17.63	1,361.0	11.0	10.2	79.0	108.1	9.47	5.34
Riverview Bancorp, Inc.	WA	RVSB	1,522	10.23	8.58	0.24	2.43	4.44	93.5	24.7	11.9	60.2	73.1	6.16	1.81
SR Bancorp, Inc.	NJ	SRBK	1,053	18.93	16.66	(0.82)	(4.54)	9.50	91.0	NA	NA	45.3	52.9	8.58	0.00
Sterling Bancorp, Inc.	MI	SBT	2,415	13.55	13.55	0.32	2.42	5.56	299.7	34.8	34.1	88.4	88.4	11.98	0.00
TC Bancshares, Inc.	GA	TCBC	475	16.40	16.40	(0.01)	(0.05)	13.81	53.7	NM	NM	76.7	76.7	12.57	0.73
Texas Community Bancshares, Inc.	TX	TCBS	464	11.10	11.05	(0.55)	(5.33)	14.25	42.3	NM	37.3	88.3	88.7	9.80	1.12
Timberland Bancorp, Inc.	WA	TSBK	1,907	12.51	11.79	1.36	10.73	29.19	239.8	9.6	9.6	98.1	105.0	12.28	3.21
Triumph Financial, Inc.	TX	TFIN	5,783	15.12	11.21	0.53	3.37	82.38	2,183.7	NM	NA	232.0	334.8	NA	0.00
TrustCo Bank Corp NY	NY	TRST	6,180	10.51	10.50	0.87	8.42	32.46	626.5	11.6	11.1	95.1	95.2	9.99	4.37
Waterstone Financial, Inc.	WI	WSBF	2,235	15.13	15.10	0.47	2.92	14.65	277.8	28.2	28.2	86.3	86.5	13.05	4.02
Western New England Bancorp, Inc.	MA	WNEB	2,557	9.22	8.71	0.50	5.43	8.43	180.3	14.1	13.5	77.3	82.3	7.13	3.33
William Penn Bancorporation	PA	WMPN	819	15.22	14.68	0.02	0.13	12.04	113.0	NM	NM	90.3	94.2	13.74	1.00
WSFS Financial Corporation	DE	WSFS	20,579	11.98	7.51	1.34	11.59	55.01	3,355.0	12.3	11.7	133.6	223.5	16.05	1.07

Average			5,855	13.35	12.59	0.24	2.19	NA	508.4	17.7	16.0	83.4	92.5	10.19	1.62
Median			1,590	11.96	11.19	0.39	2.84	NA	143.2	14.1	13.2	77.0	80.9	9.47	1.06

(1) Public thrifts traded on NYSE, NYSE American, and NASDAQ stock markets; excludes companies subject to pending acquisitions or mutual holding company ownership.

Source: S&P Global.